EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 15th day of October, 2006 (the "**effective date**").

BETWEEN:

EXTRAORDINARY VACATIONS GROUP, INC.

(hereinafter called the "**Company**")

OF THE FIRST PART

- and -

WILLIAM KERBY

(hereinafter called the "**Executive**")

OF THE SECOND PART

WHEREAS the Company is engaged in the travel and custom software related industries (the "**Business**");

WHEREAS the Company and the Executive entered into an employment letter agreement dated June 1, 2004 for his services as Chief Executive Officer, Chairman of the Board, Director, President and Chief Financial Officer of the Company (the "2004 Letter);

WHEREAS Executive has lent or provided personal guaranties for Company obligations, totaling substantial amounts of money in excess of one million US dollars ($1,000,000);

WHEREAS Executive is being asked to provide a mortgage on his personal residence as guarantor of a Company obligation for a further $201,000 to Mr William Kettlewell in connection with a convertible debenture of the Company currently being negotiated;

WHEREAS the Company desires to employ the Executive and the Executive desires to accept such employment in the Business and to issue the requested guaranty, subject to the terms, conditions and covenants herein provided; and

WHEREAS both parties have agreed to execute this Agreement, superseding the terms and conditions of the 2004 Letter from this date forward;

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration, the Company and the Executive agree as follows:

POSITION

1. The Company hereby employs the Executive and the Executive agrees to be employed as President, Chief Executive Officer, Director and Chairman of the Board of the Company on the terms and conditions herein contained. The Executive shall report to the board of director(s) of the Company.

2. The Executive shall serve the Company with such duties and responsibilities as the Board may from time to time assign to the Executive. Initially such duties and responsibilities

will include those set forth on Exhibit A hereto. During the Term of this Agreement, the Executive shall devote the whole of his business time and attention to the Business and shall not, without the consent in writing of the Company, undertake any other business or occupation or become a director, executive, employee, independent contractor or agent of any other corporation, firm or individual, in any business within the United States which is competitive with the travel agency franchise/consortium segment of the travel industry. Nothing herein prohibits Executive's participation as a director, non-employee officer or investor in any other business.

3. The Executive shall work out of the Company's office in Ft. Lauderdale, Florida. The Executive agrees that the Company may relocate his principal place of employment from time to time, provided always that any and all reasonable relocation costs shall be borne by the Company.

REMUNERATION

4. (a) The Executive shall receive a base salary from the Company of US$300,000 per year plus any annual merit increase as per Company policy during year three hereof (the **"Salary"**), payable in accordance with the Company's payroll practices in force from time to time. The Salary shall be inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company or the Executive.

(b) At the end of each year of the term hereof, Executive shall be eligible for a bonus payment ("Bonus") of up to 60% of Executive's Salary. Such Bonus shall be performance based according to annual terms and conditions to be mutually agreed upon by the Executive and the Company on or before 90 days from the first day of each year of the Term of this Agreement.

STOCK OPTIONS/ STOCK GRANT/ PROMISSORY NOTE

5. The Executive will be eligible (at the discretion of the board of directors) for the stock option plan of the Company if and when such a plan is implemented. The Company shall create a series of preferred stock to be issued as consideration for loans to the Company, guaranty of third party financing to the Company and the pledge of personal assets to secure debt of the Company, which are made by officers of the Company, including Executive. As partial consideration for this Agreement, Company will issue to Executive these preferred shares in sufficient numbers to cover all current and future loans, guaranties and pledges that have been or will be made by Executive, including, without limitation, the mortgage to be given by Executive to guarantee the Company's obligation in the upcoming financing. The preferred stock shall be a senior convertible preferred with supermajority rights and secured by the assets of the Company, along enabling terms to be agreed with Executive, consistent with Exhibit B hereto. In addition, Company agrees to issue a Promissory Note to Executive covering all outstanding loans made by, or caused to be made by, Executive, either directly or indirectly, other than unpaid operational and reimbursable employee expenses.

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BENEFITS AND EXPENSES

6. The Executive shall be entitled to participate in any health, life and medical benefit plan and any 401K plan made available by the Company generally to its executives, as amended from time to time. The Company shall pay all necessary and reasonable business expenses as approved by the Company's board of directors which approval shall not be unreasonably withheld, and which are actually and properly incurred by the Executive in furtherance of or in connection with the Business, including without limitation, all business related travel and parking expenses, public relations expenses and all business related entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise). If any such expenses are paid in the first instance by the Executive, the Company shall reimburse him therefor, subject to the receipt by the Company of statements and vouchers in a form reasonably satisfactory to the Company. The Company will provide Executive with a monthly car allowance of $1,200, payable semi-monthly.

VACATION

7. The Executive shall be entitled to up to four weeks vacation in each year of the Agreement; provided that such vacation may be taken only at such times as the Executive and the Company may from time to time reasonably determine having regard to the operations of the Company. Executive may accrue and carry over up to four (4) weeks of vacation from a prior year. In the event of termination of this Agreement and the Executive's employment, the Executive shall be entitled to payment for any vacation time accrued up to the date of termination but unused during the year of termination.

TERM

8. (a) The term of this Agreement (the "**Term**") and the Executive's employment hereunder shall be four (4) years from this date. This Agreement shall be automatically renewed for successive periods of four (4) years each, unless at least one (1) year prior to the expiration of the Term or any renewal Term, as the case may be, either the Executive or the Company gives written notice to the other of its intention to terminate this Agreement upon the expiration of the initial Term or the renewal Term, as the case may be. For the purposes of this Agreement, if such notice is not given at least one (1) year prior to the expiration of the Term or renewal Term, as the case may be, the employment of the Executive hereunder shall be deemed to be automatically renewed for another additional four-year period following the date of such expiration upon the same terms as the preceding year.

(b) In the event of the delivery by the Executive of a notice pursuant to this section 8, the Executive shall be deemed to have voluntarily resigned from his employment hereunder effective on the expiration of the Term or renewal Term, as the case may be. In the event of termination by the Executive under this section 8, the Executive shall not be entitled to any further remuneration other than payments of the Salary earned up until termination and business expenses recoverable under section 6, above, incurred up until termination. Notwithstanding the foregoing and notwithstanding the provisions of Article 9 hereof, in the event the Executive delivers a notice pursuant to subsection 8(a) and is thereby deemed to have voluntarily resigned from his employment effective on the expiration of the initial Term or the renewal Term, upon receipt of such notice the Company shall have the right to immediately terminate the employment of the Executive hereunder and in such event the Executive shall

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only be entitled to his Salary earned up until termination and business expenses recoverable under section 6 above, incurred up until termination.

(c) In the event of the delivery by the Company of a notice pursuant to this section 8, the Executive shall be entitled to payments of the Salary earned up until the date of termination and business expenses recoverable under section 6, above, incurred up until the date of termination. In addition, the Company will pay as severance the Executive the Executive's Salary and benefits for three months after the date of termination.

TERMINATION

9. (a) **Events of Termination**. The employment term, the Executive's Salary and any and all other rights of the Executive under this Agreement or otherwise as an executive of the Company will terminate (except as otherwise provided in this section):

(i) upon the death of the Executive;

(ii) upon the disability of the Executive (as defined in section 9(b)) immediately upon notice from either party to the other;

(iii) For Cause (as defined in section 9(c)), immediately upon notice from the Company to the Executive or at such later time as such notice may specify;

(iv) Other than For Cause, Disability or Death, immediately upon notice from the Company to the Executive or at such later time as such notice may specify; or

(v) For Good Reason (as defined in section 9(d)) upon not less than 30 days' prior notice from the Executive to the Company

(vi) Upon voluntary resignation of Executive not due to Good Cause, so long as Executive has given Company thirty (30) days' prior written notice of such resignation.

(b) **Definition of Disability**. For the purposes of section 9(a), the Executive will be deemed to have a "**disability**" if, for physical or mental reasons, the Executive is unable to perform the Executive's duties for a period of 120 days out of 180 days, under this Agreement as determined in accordance with this section 9(b). The disability of the Executive will be determined by a medical doctor selected by written agreement of the Company and the Executive upon the request of either party by notice to the other. If the Company and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this section 9.2(b) will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this section 9(b) and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead under this section 9(b) for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure required under this section 9(b).

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(c) **Definition of "For Cause"**. For the purposes of section 9(a), the phrase "**For Cause**" means: (i) gross negligence, (ii) willful misconduct, (iii) willful nonfeasance, (iv) material breach of this Agreement, (v) conviction following final disposition of any available appeal of a felony, or (vi) pleading guilty or no contest to a felony. Executive shall be entitled to fourteen (14) days advance written notice of termination, except where the basis for termination constitutes willful conduct on the part of Executive involving dishonesty or bad faith, in which case the termination shall be effective upon the sending of notice. Such written notice shall specify in reasonable detail the grounds For Cause and Executive shall have an opportunity to contest or cure the basis for termination during the fourteen day period after written notice.

(d) **Definition of "For Good Reason" and "Constructively Terminated."** For the purposes of section 9(a), the phrase "**For Good Reason**" means the Company's material breach of this Agreement. This term shall also include any conditions by which Executive is deemed to be Constructively Terminated. For purposes of this Section 9(d), "Constructively Terminated" shall mean: (i) removal or termination of Employee other than death, disability, For Cause or non-renewal of the Term of this Agreement, (ii) failure of the Company to place Executive's name in nomination for re-election to the Company's Board, (iii) assignment of duties by the Company inconsistent with Sections 1, 2 and 3, (iv) a decrease in Executive's compensation, and (v) a change in Executive's title or the line of reporting set forth in Sections 1, 2 and 3. It is expressly understood that Executive's rights under this Agreement shall in no way be prejudiced in the event Executive is Constructively Terminated or Executive terminates employment For Good Reason and Executive shall continue to be entitled to receive all compensation, benefits, allowances and stock compensation hereunder. In the event Executive is Constructively Terminated or terminates employment For Good Reason, Employee shall not be required to mitigate damages but nevertheless shall be entitled to pursue other employment.

(e) **Termination Pay**. Effective upon the termination of this Agreement, the Company will be obligated to pay the Executive (or in the event of his death his designated beneficiary as defined below) only such compensation as is provided in this section 9(e) and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Company. For purposes of this section 9(e), the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Company from time to time or if the Executive fails to give notice to the Company of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(i) **Termination by the Executive For Good Reason.** If the Executive terminates this Agreement For Good Reason, the Company will pay the Executive the Executive's Salary and benefits for the remainder of the Term, or any renewal Term, if applicable.

(ii) **Termination by the Company For Cause.** If the Company terminates this Agreement For Cause, the Executive will be entitled to receive his Salary only through the date such termination is effective.

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(iii) **Termination upon Disability.** If this Agreement is terminated by either party as a result of the Executive's disability, as determined under section 9(a)(ii), the Company will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the greater of: (A) two (2) years thereafter; or (B) the period until disability insurance benefits commence under any disability insurance coverage furnished by the Company to the Executive, if applicable.

(iv) **Termination upon Death.** If this Agreement is terminated because of the Executive's death, the Executive's estate will be entitled to receive his Salary through six (6) months after his death occurs.

(v) **Termination by Company Other than For Cause, Disability or Death.** If the Company terminates this Agreement other than For Cause or for death or disability, the Company will pay the Executive the Executive's Salary and benefits for the remainder of the Term, or any renewal Term, if applicable.

(vi) **Benefits.** The Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

CONFIDENTIALITY

10. (a) All confidential records, material, information and all trade secrets concerning the business or affairs of the Company obtained by the Executive in the course of his employment shall remain the exclusive property of the Company. During the Executive's employment or at any time thereafter, the Executive shall not divulge the contents of such confidential records, material, information or trade secrets to any person, firm or corporation other than to the Company or the Company's qualified executives and following the termination of his employment hereunder the Executive shall not, for any reason, use the contents of such confidential records, material, information or trade secrets for any purpose whatsoever. This section shall not apply to any confidential records, material, information or trade secrets which:

(1) is or becomes publicly known through the lawful action of any third party;

(2) is disclosed without restriction to the Executive by a third party;

(3) is known by the Executive prior to its disclosure by the Company;

(4) is subsequently developed by the Executive, independently of records, material, information and trade secrets supplied to the Executive by the Company;

(5) has been made available by the Company directly or indirectly to a third party without obligation of confidentiality; or

(6) the Executive is obligated to produce as a result of a court order or pursuant to governmental action, provided that the Company shall have been given written notice of such court order or governmental action and an opportunity to appear and object.

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(b) The Executive agrees that all Confidential Information which the Executive develops, prepares or works on either individually or on a team during the Term with the Company shall belong exclusively to the Company and the Executive hereby assigns to the Company all title and interest, including copyright and patent rights, thereto and waives any moral rights which the Executive may have therein. If the Executive develops, prepares or works on the design or development of Confidential Information of any kind during the Term, the Executive will keep notes and other written records of such work, which records shall be kept on the premises of the Company and made available to the Company at all times for the purpose of evaluation and use in obtaining copyright protection or as a protective procedure. The Executive will upon request of the Company, whether before or after termination of employment, and at the Company's expense, assist the Company in every way with applications for trade marks, copyrights, patents or other forms of intellectual property protection for work on which the Executive was involved during the Term. The Executive shall sign all documents reasonably requested for the purpose of the Executive establishing its right of ownership to such property without any additional compensation to the Executive.

NON-SOLICITATION

11. The Executive covenants and agrees with the Company that he shall not, during the term of his employment hereunder and for a period ending six (6) months following the date of the termination (for any reason) of his employment:

(a) directly or indirectly solicit, interfere with or endeavor to direct or entice away from the Company any person, firm or company who is or has within the preceding year been a customer, client, affiliated agency or otherwise in the habit of dealing with the Company; or

(b) interfere with, entice away or otherwise attempt to induce the termination of employment of any employee of the Company.

NON-COMPETITION

12. The Executive covenants and agrees with the Company that he will not (without the prior written consent of the Company which consent will not be unreasonably withheld) directly or indirectly, in any manner whatsoever, including without limitation, either individually or in partnership or jointly or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder, executive or in any other manner whatsoever during the term of his employment hereunder and for a period ending three (3) months following the date of the termination of his employment, carry on or be engaged in any business within the United States which is competitive with the travel agency franchise/consortium segment of the Business (a "**Competitive Business**") or be concerned with or interested in or lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used by any person, persons, firm, association, syndicate, company or corporation engaged or concerned with or interested in a Competitive Business. In the event that this Agreement is not renewed at the end any Term hereof pursuant to Paragraph 8(a) or in the event that this Agreement is terminated by Executive For Good Reason or the Executive is Constructively Terminated pursuant to Paragraph 9(a)(v), the three month period provided for in this Paragraph shall be eliminated.

13. Notwithstanding the provisions of section 12, the Executive may invest in stocks, bonds or other securities in any Competitive Business (but without participating in such Competitive Business) if:

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(a) the stocks, bonds or other securities of the Competitive Business are listed on any national or regional securities exchange or are publicly traded over the counter;

(b) his investment in the Competitive Business does not exceed, in the case of any class of capital stock five percent of the issued and outstanding shares or in the case of bonds or other securities, five percent of the aggregate principal amount thereof issued and outstanding; and

(c) such investment would not prevent, directly or indirectly, the transaction of business by the Company with any federal, state or provincial government of Canada or the United States of America or any governmental subdivision, agency or instrumentality thereof by virtue of any statute, law, regulation or administrative practice.

INJUNCTIVE RELIEF

14. The Executive acknowledges and agrees that the agreements and covenants in sections 10 to 13 are essential to protect the business and goodwill of the Company and that a breach by the Executive of the covenants in sections 10 to 13 hereof could result in irreparable loss to the Company which could not be adequately compensated for in damages and that the Company may have no adequate remedy at law if the Executive breaches such provisions. Consequently, if the Executive breaches any of such provisions, the Company shall have in addition to and not in lieu of, any other rights and remedies available to it under any law or in equity, the right to obtain injunctive relief to restrain any breach or threatened breach thereof and to have such provisions specifically enforced by any court of competent jurisdiction.

DISPUTE RESOLUTION PROCEDURE

15. (a) The parties shall be free to bring all differences of interpretation and disputes arising under or related to this Agreement to the attention of the other party at any time without prejudicing their harmonious relationship and operations hereunder and the offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone, or personal meeting, under friendly and courteous circumstances. Notwithstanding the foregoing, any controversy, claim, or breach arising out of or relating to this Agreement which the parties are unable to resolve to their mutual satisfaction shall be resolved in accordance with subparagraph b below.

(b) As a condition precedent to invoking any other dispute resolution procedure including litigation, the parties shall attempt in good faith first to mediate such dispute and use their best efforts to reach agreement on the matters in dispute. Within five business days of the request of either party, the requesting party shall attempt to employ the services of a third person mutually acceptable to both parties to conduct such mediation within five business days of the mediator's appointment. Unless otherwise agreed upon by the parties hereto, the parties shall share the cost of the mediator's fees and expenses equally. If the parties are unable to agree on such third person, then the requesting party may submit the matter to the nearest office of the American Arbitration Association for **mediation**, only, in accordance with the commercial mediation rules then prevailing. If, on completion of such mediation, the parties are still unable to agree upon and settle the dispute, then either party may initiate litigation. This Agreement contains no arbitration clause. Binding arbitration may only be used upon the mutual agreement of the parties hereto.

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SEVERABILITY

16. The parties acknowledge that the provisions of sections 10 to 13 hereof (the "**Restrictive Covenants**") are reasonable and valid in geographic and temporal scope and all other respects. If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof, is or are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to invalid portions. If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be and, in its reduced form, such provision shall then be enforceable. The Executive acknowledges that the Company's business extends throughout the geographical area outlined above and that the geographic scope of the covenants contained herein is reasonable.

INDEMNITY

17. Except for acts of dishonesty, willfully fraudulent or criminal acts or misconduct or other willful wrongful acts or omissions, the Company agrees to indemnify and save the Executive harmless from and against all costs including reasonable attorneys fees as assessed by the Court, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by his in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of having been an officer of the Company, if the Executive acted honestly and in good faith with a view to the best interests of the Company.

WHOLE AGREEMENT

18. This Agreement constitutes and expresses the whole agreement of the parties hereto with respect to the employment of the Executive by the Company and with respect to any matters or things herein provided for or hereinbefore discussed or mentioned with reference to such employment. All promises, representations, collateral agreements and understandings relative thereto not incorporated herein are hereby superseded and cancelled by this Agreement.

GENERAL

19. All notices, request, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery, or by facsimile, addressed to the other party as follows:

(a)	to the Company at:	Extraordinary Vacations Group, Inc. 2400 North Commerce Parkway, S. 105 Weston, FL 33326
	Attention:	Corporate Secretary
	Facsimile No:	(954) 888-9082
(b)	to the Executive at:	Bill Kerby 2494 Princeton Court Weston, FL 33327

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or such other addresses as may be given by either of them to the other in writing from time to time.

20. This Agreement shall be governed by and interpreted under the internal substantive laws of the State of Nevada without regard to principals of conflicts of law and the parties hereto irrevocably attorn to the jurisdiction of the Courts of the State of Nevada in respect of claims brought by the Company to enforce sections 10 to 13 of this Agreement unless the Company elects to invoke the Arbitration provisions in section 14 of this Agreement.

21. All dollar amounts referred to in this Agreement are expressed in United States funds.

22. (a) This Agreement is personal to the Executive and may not be assigned by him.

(b) Upon notice to the Executive, this Agreement may be assigned to an affiliate of the Company, provided that notwithstanding such assignment, the Company continues to guarantee the performance by such assignee of its obligations hereunder.

(c) Except as aforesaid, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including, in the case of the Executive, his heirs, executors, administrators and legal personnel representatives.

23. Time shall be of the essence of this Agreement and of every part hereof.

24. The parties acknowledge and agree that sections 10 to 15 and 20 of this Agreement, and the obligation to pay any amounts due to the Executive but unpaid at the date of termination, shall survive the termination or expiration of this Agreement.

25. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

26. The Executive acknowledges that he has read and understood this Agreement, and that he has been given the opportunity to obtain independent legal advice in connection with this Agreement and its terms.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

EXTRAORDINARY VACATIONS GROUP, INC.

By: ______________________
Alan Thompson, Director

____
Heather Martin, Secretary

____
William Kerby (**"Executive"**)

EXHIBIT A
To the Employment Agreement Dated the15th day of October, 2006
by and between
Extraordinary Vacations Group, Inc. and William Kerby

The Executive's initial responsibilities would be as follows:

Duties: **Company shall assign to Executive only those duties consistent with his position as President and CEO. The Executive, in his position as President and CEO, shall report directly to the Company's Board of Directors and all senior executives of the Company shall report either directly to Executive or indirectly through other senior executives. Executive shall be a member of the Board of Directors of the Company throughout the Term of employment hereunder, unless Executive elects to resign.**

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EXHIBIT B
To the Employment Agreement Dated the15th day of October, 2006
by and between
Extraordinary Vacations Group, Inc. and William Kerby

The new series of Preferred shares of the Company shall include the following terms:

- 10% cumulative dividend, payable quarterly
- 3,000,000 authorized shares
- $1.00 liquidation preference, including in any dissolution, winding up, consolidation, merger, significant asset sale
- Option to convert accumulated dividends into more preferred stock
- Convertible into common at not less than 10 common shares per preferred share converted, adjusted to provide a 20% discount to latest market price or latest issuance price, which is more favorable to the preferred holder.
- Convertible into secured Company debt to the extent that the preferred is issued for moneys loaned to the Company remaining unpaid. Such debt will carry an 18% interest rate, payable on demand but no earlier than 6 months after conversion and would replace any other notes given by the Company for the same debt.
- Secured by all the assets of the Company and all of its subsidiaries.
- Voting rights equal to sufficient common shares per preferred share to achieve and preserve supermajority control of the Company.
- Restricted transfer
- Preferred issued to Executive, or Executive's designee, at a dollar for dollar value for: 1) all amounts lent, advanced or deferred by the Executive up to now and in the future, 2) the maximum value of all Company obligations for which Executive has provided a guaranty or pledged any assets.

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